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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                             SEC File Number 1-12471

                    NOTIFICATION OF LATE FILING OF FORM 10-K


         For Period Ended:          December 31, 2000
                                    -----------------

PART 1 - REGISTRANT INFORMATION

Full Name of Registrant:                                      Pick Communications Corp.
                                                              -------------------------

Former Name If Applicable:                                    N/A

Address of Principal Executive Office (Street and Number):    5225-55 N.W. 87th Avenue
                                                              ------------------------

City, State and Zip Code:                                     Miami, Florida 33178
                                                              --------------------

PART II - RULES 12b-15(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b), the following should be completed. (Check box if applicable).

[x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report on Form 10-K will be filed on or before the 15th calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K could not be filed within the prescribed time period.

The Registrant is restructuring its operations and has not been able to assemble the information required for its annual report on Form 10-K for the fiscal year ended December 31, 2000.


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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Helge Bornmann            (305)                      717-1500
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              (Name)              (Area Code)               (Telephone No.)

(2) Have all other periodic reports require under section 13 or 15 (d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                           [ x ] Yes                 [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?

                           [   ] Yes                 [ x ] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            Pick Communications Corp.
                            -------------------------
                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 30, 2001                 By: /s/ Helge Bornmann
                                        ----------------------------------------
                                         Helge Bornmann
                                         President and Chief Executive Officer



         Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed and printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION:

   Intentional misstatement or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).